As filed with the Securities and Exchange Commission on May 9, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VULCAN MATERIALS COMPANY
(Exact name of registrant as specified in its charter)

New Jersey	20-8579133
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1200 Urban Center Drive Birmingham, Alabama	35242
(Address of Principal Executive Offices)	(Zip Code)

VULCAN MATERIALS COMPANY
2025 OMNIBUS LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Denson N. Franklin III
Senior Vice President, General Counsel and Secretary
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
(Name and address of agent for service)

(205) 298-3000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act, as amended:

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Vulcan Materials Company (the “Company”) has prepared this Registration Statement (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 8,200,000 shares of common stock, $1.00 par value (the “Common Stock”), of the Company authorized for issuance under the Vulcan Materials Company 2025 Omnibus Long-Term Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act. Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 20, 2025;

(b)
The information contained in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 24, 2025 and incorporated into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on April 30, 2025;

(d)	The Company’s Current Reports on Form 8-K filed with the Commission on February 18, 2025 (other than with respect to the disclosure under Item 2.02), and March 21, 2025; and

(e)
The description of the Company’s common stock, par value $1.00 per share, contained in Exhibit 4(j) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Commission on February 20, 2025, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission under Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 14A:3-5 of the New Jersey Business Corporation Act (the “NJBCA”) empowers a New Jersey corporation to indemnify present and former directors, officers, employees or agents of the corporation and certain other specified persons. Article IV of the By-Laws of the Company provides as follows:

(a)
Subject to the provisions of this Article IV, the corporation shall indemnify the following persons to the fullest extent permitted and in the manner provided by and the circumstances described in the laws of the State of New Jersey, including Section 14A:3-5 of the NJBCA and any amendments thereof or supplements thereto:

(i)	any person who is or was a director, officer, employee or agent of the corporation;

(ii)
any person who is or was a director, officer, employee or agent of any constituent corporation absorbed by the corporation in a consolidation or merger, but only to the extent that (A) the constituent corporation was obligated to indemnify such person at the effective date of the merger or consolidation or (B) the claim or potential claim of such person for indemnification was disclosed to the corporation and the operative merger or consolidation documents contain an express agreement by the corporation to pay the same;

(iii)
any person who is or was serving at the request of the corporation as a director, officer, trustee, fiduciary, employee or agent of any other domestic or foreign corporation, or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, whether or not for profit; and

(iv)	the legal representative of any of the foregoing persons (collectively, a “Corporate Agent”).

(b)
Anything herein to the contrary notwithstanding, the corporation shall not be obligated under this Article IV to provide indemnification (i) to any bank, trust company, insurance company, partnership or other entity, or any director, officer, employee or agent thereof or (ii) to any other person who is not a director, officer or employee of the corporation, in respect of any service by such person or entity, whether at the request of the corporation or by agreement therewith, as investment advisor, actuary, custodian, trustee, fiduciary or consultant to any employee benefit plan.

(c)
To the extent that any right of indemnification granted hereunder requires any determination that a Corporate Agent shall have been successful on the merits or otherwise in any Proceeding (as hereinafter defined) or in defense of any claim, issue or matter therein, the Corporate Agent shall be deemed to have been “successful” if, without any settlement having been made by the Corporate Agent, (i) such Proceeding shall have been dismissed or otherwise terminated or abandoned without any judgment or order having been entered against the Corporate Agent, (ii) such claim, issue or other matter therein shall have been dismissed or otherwise eliminated or abandoned as against the Corporate Agent, or (iii) with respect to any threatened Proceeding, the Proceeding shall have been abandoned or there shall have been a failure for any reason to institute the Proceeding within a reasonable time after the same shall have been threatened or after any inquiry or investigation that could have led to any such Proceeding shall have been commenced. The Board of Directors or any authorized committee thereof shall have the right to determine what constitutes a “reasonable time” or an “abandonment” for purposes of this paragraph (c), and any such determination shall be conclusive and final.

(d)
To the extent that any right of indemnification granted hereunder shall require any determination that the Corporate Agent has been involved in a Proceeding by reason of his or her being or having been a Corporate Agent, the Corporate Agent shall be deemed to have been so involved if the Proceeding involves action allegedly taken by the Corporate Agent for the benefit of the corporation or in the performance of his or her duties or the course of his or her employment for the corporation.

(e)
If a Corporate Agent shall be a party defendant in a Proceeding, other than a Proceeding by or in the right of the corporation, and the Board of Directors or a duly authorized committee of disinterested directors shall determine that it is in the best interests of the corporation for the corporation to assume the defense of any such Proceeding, the Board of Directors or such committee may authorize and direct that the corporation assume the defense of the Proceeding and pay all expenses in connection therewith without requiring such Corporate Agent to undertake to pay or repay any part thereof. Such assumption shall not affect the right of any such Corporate Agent to employ his or her own counselor to recover indemnification under this By-Law to the extent that he may be entitled thereto.

(f)
As used herein, the term “Proceeding” shall mean and include any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

(g)
The rights conferred upon indemnitees under this Article IV shall not be exclusive of any other rights to which any Corporate Agent seeking indemnification hereunder may be entitled. The rights conferred upon indemnitees under this Article IV shall be contract rights that vest at the time of such person’s service to or at the request of the corporation and such rights shall continue as to an indemnitee who has ceased to be a Corporate Agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(h)
Any amendment, modification, alteration or repeal of this Article IV that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1
Certificate of Incorporation (Restated 2007) of the Company (formerly known as Virginia Holdco, Inc.), incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 16, 2007.

4.2
Amended and Restated By-Laws of the Company (as amended through December 9, 2022), incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 12, 2022.

5.1	Opinion of Womble Bond Dickinson (US) LLP as to the legality of the common stock being registered.

23.1	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on signature page).

99.1	Vulcan Materials Company 2025 Omnibus Long-Term Incentive Plan.

107.1	Filing Fee Table.

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on this 9th  day of May, 2025.

VULCAN MATERIALS COMPANY

By:	/s/ J. Thomas Hill
J. Thomas Hill
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned authorizes J. Thomas Hill and Mary Andrews Carlisle, or either of them severally, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file any and all amendments to the Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of May 9, 2025.

/s/ J. Thomas Hill		/s/ Mary Andrews Carlisle
Name:	J. Thomas Hill	Name:	Mary Andrews Carlisle
Title:	Chairman and Chief Executive Officer (Principal Executive Officer)	Title:	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Randy L. Pigg		/s/ Melissa H. Anderson
Name:	Randy L. Pigg	Name:	Melissa H. Anderson
Title:	Vice President, Controller (Principal Accounting Officer)	Title:	Director

/s/ Thomas A. Fanning		/s/ O. B. Grayson Hall, Jr.
Name:	Thomas A. Fanning	Name:	O. B. Grayson Hall, Jr.
Title:	Director	Title:	Director

/s/ Cynthia L. Hostetler		/s/ Lydia H. Kennard
Name:	Cynthia L. Hostetler	Name:	Lydia H. Kennard
Title:	Director	Title:	Director

/s/ Richard T. O’Brien		/s/ James T. Prokopanko
Name:	Richard T. O’Brien	Name:	James T. Prokopanko
Title:	Director	Title:	Director

/s/ Kathleen L. Quirk		/s/ David P. Steiner
Name:	Kathleen L. Quirk	Name:	David P. Steiner
Title:	Director	Title:	Director

/s/ Lee J. Styslinger, III		/s/ George A. Willis
Name:	Lee J. Styslinger, III	Name:	George A. Willis
Title:	Director	Title:	Director